Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Release (“Settlement Agreement”) is entered into this 2nd day of February 2023 (the “Effective Date”), between 10X Capital Venture Acquisition Corp. III and 10X Sparks Merger Sub, Inc. (collectively, “Plaintiffs”), on the one hand, and Sparks Energy, Inc. (“Defendant”) and Ottis Jarrada Sparks, on the other. Plaintiffs and Defendant and Mr. Sparks are collectively referred to herein as the “Parties.”

WHEREAS, on December 20, 2022, Plaintiffs and Defendant entered into an Agreement and Plan of Merger dated as of December 20, 2022, by and among 10X Capital Venture Acquisition Corp. III, 10X Sparks Merger Sub, Inc., and Sparks Energy, Inc. (the “Merger Agreement”).

WHEREAS, on January 23, 2023, Defendant advised Plaintiffs that it had taken the position that the Merger Agreement was not a valid, binding agreement.

WHEREAS, on January 30, 2023, Plaintiffs filed a verified complaint against Defendant (the “Complaint”) seeking an order declaring that the Merger Agreement is a valid agreement binding on Defendant and imposes certain obligations upon Defendant (Civil Action No. 2023-0099-LWW).

WHEREAS, Defendant and Mr. Sparks deny the allegations in the Complaint and all claims of wrongdoing, damages, and any liability whatsoever to Plaintiffs;

WHEREAS, to avoid the costs, disruption, and distraction of further litigation, and without admitting the validity of any allegation, or any liability with respect thereto, the Parties wish to settle, compromise, and finally and forever resolve all matters, controversies, disputes, and claims that may exist between the Parties relating to the subject matter of the Complaint, including without limitation any claims in respect of the Merger Agreement that were or could have been asserted in the Complaint or in any subsequent proceedings between or among the Parties, including the released claims described herein;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, subject to the covenants and agreements set forth below, as well as for good and valuable consideration, as follows:

1. In consideration for the mutual releases in this Settlement Agreement, Defendant agrees to send by wire to Plaintiffs on the Effective Date an amount set forth on Exhibit A as reimbursement of costs incurred by Plaintiffs, and the Parties agree in accordance with Section 10.01(a) of the Merger Agreement that such Merger Agreement is terminated, and the transaction contemplated thereby is abandoned upon receipt by Plaintiffs of such payment by wire.

2. Within one (1) business day after the delivery of payment by wire in accordance with Paragraph 1, the Parties shall file in the Action a Stipulation of Dismissal in the form attached hereto as Exhibit B.

3. (a) Each of Plaintiffs, and each of their present and former agents, affiliates, successors, and assigns (collectively the “Plaintiff Releasing Parties”) shall hereby completely, finally, and fully forever release, remise, acquit, compromise, settle, extinguish, relinquish, and forever discharge Defendant and/or its predecessors, past or present directors, officers, stockholders, partners, members, managers, principals, employees, affiliates, parents or indirect parents, sponsors, subsidiaries, indemnitees, investment bankers, advisors, attorneys, agents, representatives, successors, assigns, and transferees, and Ottis Jarrada Sparks (collectively, the “Defendant Released Parties”), with respect to any and all causes of action, suits, charges, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, appraisal rights, torts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, whether asserted or unasserted, contingent, or remote, known or unknown, and whether arising in law or equity, which the Plaintiff Releasing Parties had, now have, or which they or any one or more of them hereinafter can, shall, or may have in any way pertaining or relating to any action that was or could have been brought with respect to the Merger Agreement, any and all of the allegations in the Complaint or that could have been brought in the Complaint or in any subsequent legal proceedings arising out of or related to the Merger Agreement and the matters described therein and any and all conduct by any of the Defendant Released Parties arising out of or relating to the negotiation or execution of this Settlement Agreement (collectively, the “Defendant Released Claims”), provided that the Defendant Released Claims shall not include the right of any Party to enforce the terms of this Settlement Agreement.

(b) Defendant and each of its present and former agents, affiliates, successors, and assigns, and Ottis Jarrada Sparks, in his individual capacity, (collectively the “Defendant Releasing Parties,” and, together with the Plaintiff Releasing Parties, the “Releasing Parties”) shall hereby completely, finally, and fully forever release, remise, acquit, compromise, settle, extinguish, relinquish, and forever discharge Plaintiffs and/or their predecessors, past or present directors, officers, stockholders, partners, members, managers, principals, employees, affiliates, parents or indirect parents, sponsors, subsidiaries, indemnitees, investment bankers, advisors, attorneys, agents, representatives, successors, assigns, and transferees (collectively, the “Plaintiff Released Parties”), with respect to any and all causes of action, suits, charges, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, appraisal rights, torts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, whether asserted or unasserted, contingent, or remote, known or unknown, and whether arising in law or equity, which the Defendant Releasing Parties had, now have, or which they or any one or more of them hereinafter can, shall, or may have in any way pertaining or relating to any action that was or could have been brought with respect to the Merger Agreement, any and all of the allegations in the Complaint or any and all allegations or counterclaims that could have been brought in the Complaint or in any subsequent legal proceedings arising out of or related to the Merger Agreement and the matters described therein and any and all conduct by any of the Plaintiff Released Parties arising out of or relating to the negotiation or execution of this Settlement Agreement (collectively, the “Plaintiff Released Claims”), provided that the Plaintiff Released Claims shall not include the right of any Party to enforce the terms of this Settlement Agreement.

4. The Parties understand and agree that the release described herein shall extend to claims that have accrued at the time of the signing of this Settlement Agreement and that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release. The Releasing Parties shall be deemed to relinquish, to the extent applicable and to the full extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, that is similar, comparable, or equivalent to Section 1542 of the California Civil Code. The Releasing Parties acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention to fully, finally, and forever settle and release any and all claims described herein, whether known or unknown, suspected or unsuspected, which now exist or heretofore existed or may hereafter exist and without regard to the subsequent discovery or existence of such additional or different facts. Each Party acknowledges that the foregoing waiver was separately bargained for, is an integral element of the Settlement Agreement, and was relied upon by the other Party in entering into the Settlement Agreement.

5. In the event that this Settlement Agreement is rendered null and void for any reason, the existence of or the provisions contained in this Settlement Agreement shall not be deemed to prejudice in any way the respective positions of the Parties. The Settlement Agreement shall not be deemed a presumption, a concession, or an admission by Plaintiffs or Defendant of any fault, liability, or wrongdoing as to any facts, claims, or defenses that have been or might have been alleged or asserted in any action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, received in evidence, or otherwise used by any person in any other action or proceeding, except for any litigation or proceeding arising out of or relating to this Settlement Agreement, whether civil, criminal, or administrative, for any purpose other than as provided expressly herein.

6. Each Party shall bear its own expenses, costs, and fees in connection with the Complaint and this Settlement Agreement, including any expenses, costs, or fees incurred by its attorneys, experts, advisors, agents, or representatives.

7. This Settlement Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Settlement Agreement.

8. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware’s principles governing choice of law. The Parties agree that any dispute arising out of or relating in any way to this Settlement Agreement shall not be litigated or otherwise pursued in any forum or venue other than the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action, in the federal or state courts located in the State of Delaware. Each Party hereto (i) consents to personal jurisdiction in any such action (but in no other action) brought in Delaware; (ii) consents to service of the complaint by registered mail upon such Party’s agent (including, but not limited to, counsel representing the Parties in this Settlement Agreement) in any such action (but in no other action); (iii) waives in any such action (but in no other action) any objection to venue in the Court of Chancery of the State of Delaware or any other federal and state courts located in the State of Delaware and any claim that Delaware is an inconvenient forum; and (iv) waives any right to demand a jury trial as to any such action (but as to no other action).

9. This Settlement Agreement shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Settlement Agreement.

10. This Settlement Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto, their respective executors, heirs, successors, and assigns, and the Released Parties.

11. This Settlement Agreement may be executed by affiliates of the Parties on their behalf or counsel for the Parties to the Action, each of whom represent and warrant that they have the authority from their client(s) or affiliate(s) to enter into this Settlement Agreement and that the Settlement Agreement shall be binding on their client(s) or affiliates in accordance with its terms. This Settlement Agreement may be executed in any number of actual, telecopied, or emailed counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual, telecopied, or emailed counterpart may be joined together and attached and will constitute one and the same instrument.

12. Defendant and Ottis Jarrada Sparks represent that Ottis Jarrada Sparks is the sole stockholder of Defendant.

13. Each of the Parties represents that he or it has not assigned any claims covered by the releases set forth herein to any third parties.

14. The Parties stipulate that in the event of a breach of this Settlement Agreement by any Party, any opposing Party shall be entitled, in addition to any other remedy, to a decree of specific performance.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement effective as of the date first set forth above.

10X Capital Venture Acquisition Corp. III, a Cayman Islands company

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer

10X Sparks Merger Sub, Inc., a Delaware corporation

By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Secretary

Sparks Energy, Inc., a Delaware corporation

By:	/s/ Ottis Jarrada Sparks
Name:	Ottis Jarrada Sparks
Title:	President

Ottis Jarrada Sparks, in his individual capacity

By:	/s/ Ottis Jarrada Sparks
Ottis Jarrada Sparks

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